SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2009

IBERIABANK CORPORATION

(Exact name of Registrant as Specified in Charter)

Louisiana	0-25756	72-1280718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Congress Street, Lafayette, Louisiana 70501

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (337) 521-4003

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On August 27, 2009, IBERIABANK Corporation (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) to report that its wholly-owned subsidiary, IBERIABANK had entered into a purchase and assumption agreement on August 21, 2009 (the “Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”) and the FDIC as receiver, pursuant to which IBERIABANK acquired certain assets and assumed substantially all of the deposits and certain liabilities of CapitalSouth Bank, an Alabama state-chartered bank headquartered in Birmingham, Alabama (“CapitalSouth”).

This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosures provided in Item 1.01 and Item 2.01 of the Original Report and includes financial statements and related disclosures in Item 9.01. Except as otherwise provided herein, the other disclosures made in the Original Report remain unchanged. All financial and other numeric measures of CapitalSouth as described below were based upon information as of August 21, 2009 and may be subject to change.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective August 21, 2009, IBERIABANK assumed all deposits and acquired certain assets and liabilities of CapitalSouth Bank, an Alabama state-chartered bank headquartered in Birmingham, Alabama, from the Federal Deposit Insurance Corporation, as receiver for CapitalSouth (the “Acquisition”), pursuant to the terms of a Purchase and Assumption Agreement entered into by IBERIABANK and the FDIC on August 21, 2009.

The Agreement and certain exhibits thereto are attached to the Original Report as Exhibit 2.1 and incorporated by reference herein. The information set forth under Item 2.01 “Completion of Acquisition or Disposition of Assets” is incorporated by reference into this Item 1.01.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

        The following discussion of assets acquired and liabilities assumed is presented at estimated fair value on the date of the Agreement. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to the Company’s Audited Statement of Assets Acquired and Liabilities Assumed, dated as of August 21, 2009 for the Agreement, and the accompanying notes thereto, which is attached hereto as Exhibit 99.2 and incorporated herein by reference (the “Audited Statement”). These fair value estimates are based on the information available, and are subject to change after the closing date of the acquisition as additional information relative to closing date fair values becomes available. IBERIABANK and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by IBERIABANK and/or the purchase price, including the determination of which banking facilities the Company will ultimately purchase. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items based on management’s current best estimate.

The CapitalSouth acquisition consisted of assets with a fair value of approximately $610.7 million, including $363.1 million of loans, $50.1 million of investment securities, $95.7 million of cash and cash equivalents, $88.1 million related to the FDIC’s indemnification of IBERIABANK against certain future losses described below and $13.7 million of other assets. IBERIABANK received cash of $73.7 million from the FDIC for the assumption of the net liability from the FDIC and is included in cash and cash equivalents above. Liabilities with a fair value of approximately $553.4 million were assumed, including $517.4 million of deposits, $30.6 million of FHLB advances, and $5.4 million of other liabilities. IBERIABANK recorded $377,000 in core deposit intangibles and recognized a pre-tax, bargain purchase gain of $57.2 million resulting in an after-tax gain of $35.5 million.

        IBERIABANK also entered into loss sharing agreements with the FDIC that collectively cover approximately $489.9 million of assets (at fair value) which include single family residential mortgage assets, commercial real estate and commercial and industrial loans, consumer loans and other commercial assets, including other real estate owned. Pursuant to the terms of the loss sharing arrangements, the FDIC’s obligation to reimburse IBERIABANK for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse IBERIABANK for 80% of losses up to $135.0 million with respect to covered assets of CapitalSouth. The FDIC will reimburse IBERIABANK for 95% of losses in excess of this amount. IBERIABANK will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the single family loss sharing arrangements and all recoveries under the non-single family loss sharing arrangement. Certain other assets of CapitalSouth were acquired by IBERIABANK that are not covered by loss sharing arrangements with the FDIC. These assets include marketable securities purchased at fair market value and other tangible assets.

The following table summarizes the assets covered by the loss sharing arrangements, the amount covered by the FDIC and the estimated fair values:

	August 21, 2009
	(dollars in millions)
	Amount Covered	Fair Value
Assets subject to stated threshold:
Loans	$477.8	$363.1
Other Real Estate	12.1	10.2

Total Covered Assets	$489.9	$373.3

The loss sharing arrangements applicable to single family residential mortgage assets provides for FDIC loss sharing and IBERIABANK reimbursement to the FDIC for recoveries for ten years. The loss sharing arrangements applicable to commercial loans and other covered assets provides for FDIC loss sharing for five years and IBERIABANK reimbursement to the FDIC for a total of eight years for recoveries.

The loss sharing arrangements are subject to certain servicing procedures as specified in agreements with the FDIC. The fair value of the loss sharing arrangements was recorded as an indemnification asset at an estimated fair value of $88.1 million on the acquisition date.

The foregoing summary of the Agreement, including the loss sharing agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement and exhibits thereto (Exhibit 2.1 to the Original Report), which are incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Businesses Acquired

Discussion

As set forth in Item 2.01 above, on August 21, 2009, IBERIABANK acquired certain assets and assumed substantially all of the deposits and certain liabilities of CapitalSouth pursuant to the Agreement. A narrative description of the anticipated effects of the CapitalSouth acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission (the “Commission” or “SEC”) and the Audited Statement, which is attached hereto as Exhibit 99.2.

The CapitalSouth acquisition increased the Company’s total assets and total deposits by approximately 10.4% and 12.1%, respectively, as compared with balances at September 30, 2009, and is expected to positively affect the Company’s operating results, to the extent the Company earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Company to successfully collect interest and principal on loans acquired and collect reimbursement from the FDIC under the loss sharing agreements will also impact cash flows and operating results.

The Company estimated the acquisition-date fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations (ASC Topic 805) and ASC Topic 820, Fair Value Measurements. However, the amount that the Company realizes on these assets could differ materially from the carrying value reflected in the attached Audited Statement primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the loss sharing arrangements with the FDIC on these assets, as described in Item 1.01 and Item 2.01 above, the Company does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amounts, the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.

Financial Condition

In the CapitalSouth acquisition, IBERIABANK purchased $363.1 million of loans at fair value, representing approximately 8.4% of the Company’s total loans and leases (net of the allowance for loan and lease losses) at September 30, 2009. IBERIABANK acquired $95.7 million in cash and cash equivalents, and $50.1 million in securities at fair value.

The following table presents information with respect to the fair value of certain acquired earning assets (not including cash received from the FDIC) and loans at acquisition date, contractual term and average effective yield.

Schedule of Earning Assets Acquired

(dollars in millions)

	August 21, 2009
Earning Assets	Fair Value	Average Months to Maturity	Effective Interest Yield

Interest bearing deposits in other banks, the Federal Reserve and federal funds sold	$22.1	—	0.80%

Investment securities	50.1	99.6	3.52%

Loans:
Single family residential real estate and HELOCs	115.3	196.5	6.50%
Commercial real estate	169.8	53.9	7.02%
Real estate construction and land	20.7	6.5	6.58%
Installment and consumer	4.4	16.2	4.68%
Commercial and industrial	52.9	22.0	5.66%

Total loans	363.1

Total earning assets	$435.3

The following table reflects the scheduled maturities of the acquired loans:

August 21, 2009

(dollars in millions)

	Single family residential real estate and HELOCs	Commercial Real Estate	Real Estate Construction and Land	Installment and Consumer	Commercial and Industrial	Total
Contractual maturities:
1 year or less (1)	$19.3	$44.5	$68.4	$3.3	$39.6	$175.1
1-5 years	19.7	83.1	5.0	2.1	23.9	133.8
After 5 years	90.7	72.1	—	—	6.1	168.9

Total	$129.7	$199.7	$73.4	$5.4	$69.6	$363.1

Rate sensitivity:
Fixed	$82.7	$139.8	$4.4	$3.8	$22.0	$252.7
Variable	47.0	59.9	69.0	1.6	47.6	225.1

Total	$129.7	$199.7	$73.4	$5.4	$69.6	$363.1

(1)	Includes loans due on demand

In the CapitalSouth acquisition, IBERIABANK assumed $517.4 million in deposits at estimated fair value. This amount represents approximately 10.8% of IBERIABANK’s total deposits of $4.8 billion at September 30, 2009. Demand and savings deposit accounts make up $61.2 million of these assumed deposits. IBERIABANK also assumed $30.6 million in FHLB advances, at estimated fair value.

In its assumption of the deposit liabilities, IBERIABANK believed that the customer relationships associated with these deposits have intangible value. IBERIABANK applied ASC Topic 805, which prescribes the accounting for goodwill and other intangible assets such as core deposit intangibles, in a business combination. IBERIABANK determined the estimated fair value of the core deposit intangible asset totaled $377,000, which will be amortized utilizing sum of the years digits method over an estimated economic life not to exceed 10 years. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, the maturities of time deposits and rates associated with other funding sources.

Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Since amortization is a noncash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to equity capital. The Company expects that disallowing this intangible asset should not materially adversely affect the Company’s or IBERIABANK’s regulatory capital ratios.

The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of operations.

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This CapitalSouth acquisition was attractive to the Company for a variety of reasons, including:

•	attractiveness in the pricing of the acquired loan portfolios including the indemnification asset;

•	ability to increase the Company’s market share in Alabama and enter the Florida market;

•

attractiveness of immediate low cost core deposit funds given that over the past several years, organic core deposit growth has been exceptionally difficult as financial institutions compete for deposits; and

•

opportunities to enhance income and efficiency due to duplications of effort and decentralized processes as the Company expects to enhance income by centralizing some duties and removing duplications of effort.

Based on these and other factors, including the level of FDIC support related to the acquired loans, and other real estate, the Company believes that the CapitalSouth acquisition will have an immediate positive impact on its earnings.

The CapitalSouth transaction had an immediate accretive impact to the Company’s financial results as it recognized a day 1 pre-tax gain upon acquisition of $57.2 million. The transaction resulted in an after-tax gain of $35.5 million. Based on September 30, 2009 information, excluding post-acquisition balance sheet changes, total assets acquired make up 9.4%, or $610.7 million, of IBERIABANK’s total assets of $6.5 billion, and total deposits assumed make up 10.8%, or $517.4 million, of IBERIABANK’s total deposits of $4.8 billion. The Company believes that the transaction will improve IBERIABANK’s net interest income, as IBERIABANK earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.

The extent to which the IBERIABANK’s operating results may be adversely affected by the acquired loans is largely offset by the loss sharing agreements and the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of ASC Topic 310-30, the fair values of the acquired loans reflect an estimate of expected credit losses related to these assets. As a result, the Company’s operating results would only be adversely affected by loan losses to the extent that such actual losses exceed the expected credit losses reflected in the fair value of these assets at the acquisition date and are not covered by loss sharing. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were subsequently recorded. These adjustments are intended to mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

Pursuant to an AICPA letter dated December 18, 2009, the AICPA summarized the SEC staff’s view regarding the accounting in subsequent periods for discount accretion associated with loan receivables acquired in a business combination or asset purchase. Regarding the accounting for such loan receivables, in the absence of further standard setting, the AICPA understands that the SEC staff would not object to an accounting policy based on contractual cash flows (ASC Topic 310-20 approach) or an accounting policy based on expected cash flows (ASC Topic 310-30 approach). IBERIABANK believes analogizing to ASC Topic 310-30 is the more appropriate option to follow in accounting for the credit portion of the fair value discount.

ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit, applies to a loan with evidence of deterioration of credit quality since origination, for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. ASC Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. As of the date of the Agreement, the preliminary estimate of the contractual principal and interest payments for all acquired impaired loans accounted for under ASC Topic 310-30, and loans the Bank elected to account for under ASC Topic 310-30, was $514.6 million and the estimated fair value of the loans was $363.1 million, net of an accretable yield of $3.1 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

The loss sharing agreements will likely have a material impact on the cash flows and operating results of IBERIABANK in both the short-term and the long-term. In the short-term, as stated above, it is likely that there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Company will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Company exhausts its best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered asset as previously discussed. The Company made its best estimate of the losses and related FDIC reimbursements in preparation of the financial statements.

The long-term effects that the Company may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10-year period (5 years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as the Company exhausts its collection efforts under its normal practices. In addition, the Company recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of the Company’s collection efforts on the covered assets.

Liquidity and Capital Resources

The CapitalSouth transaction enhanced the liquidity position of IBERIABANK. The Company acquired $95.7 million in cash and cash equivalents as well as $50.1 million of investment securities. The acquired securities provide monthly cash flows in the form of principal and interest payments. These additions to the Company’s balance sheet represent additional support for the Company’s liquidity needs.

Deposits in the amount of $517.4 million were also assumed. Of this amount, 12.6%, or $65.4 million, were in the form of highly liquid transaction accounts. Certificates of deposit and other time deposits comprised 73.7%, or $381.4 million, of total deposits.

As permitted by the FDIC, IBERIABANK had the option to reprice the acquired deposit portfolios to current market rates within seven days of the acquisition date. In addition, depositors had the option to withdraw funds without penalty. IBERIABANK chose to reprice approximately $31.7 million in deposits comprised of all financial institution certificates of deposit. Through December 31, 2009, approximately 85% of the repriced deposit accounts had been redeemed without penalty.

At September 30, 2009, IBERIABANK was considered “well-capitalized” based on a calculation of relevant regulatory ratios. The CapitalSouth transaction increased IBERIABANK’s capital ratios, and IBERIABANK remains “well-capitalized” after taking into consideration the results of the transaction. IBERIABANK had the following capital ratios at September 30, 2009 and June 30, 2009.

	September 30, 2009	June 30, 2009
Tier 1 Ratio	10.52%	9.54%
Total Capital Ratio	12.21%	11.31%
Leverage Ratio	7.93%	7.47%

Financial Statements

Attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by IBERIABANK (a wholly owned subsidiary of IBERIABANK Corporation.) related to its acquisition of CapitalSouth at August 21, 2009 and the accompanying notes thereto.

Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at August 21, 2009

Notes to Statement of Assets Acquired and Liabilities Assumed

The Company has omitted certain financial information of CapitalSouth required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief submitted to the Commission in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB:1K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution that are not reasonably available.

(b) ProForma Financial Information.

In connection with the CapitalSouth acquisition, IBERIABANK entered into loss sharing arrangements with the FDIC. Pursuant to the terms of the CapitalSouth loss sharing arrangements, the FDIC is obligated to reimburse IBERIABANK for 80% of losses of up to $135.0 million with respect to covered assets. The FDIC will reimburse IBERIABANK for 95% of losses in excess of $135.0 million with respect to covered assets. IBERIABANK will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid IBERIABANK 80% reimbursement under the single family loss sharing arrangement and 80% of all recoveries on covered assets under the non single family loss sharing arrangement, and for 95% of recoveries with respect to losses for which the FDIC paid 95% reimbursement under the single family loss sharing arrangement and 95% of all recoveries on covered assets under the non single family loss sharing arrangement.

It should also be noted that a substantial majority of the cash and cash equivalents acquired in the CapitalSouth Acquisition originated from the FDIC rather than CapitalSouth.

Based on the above, IBKC believes the CapitalSouth acquisition is a “significant acquisition” where federal financial assistance or guarantees are an essential part of the transaction, or where the nature and magnitude of federal assistance is so pervasive as to substantially reduce the relevance of historical information to an assessment of future operations.

Because IBKC believes that the continuity of CapitalSouth’s operations is substantially lacking after the transaction for reasons stated above, no additional information regarding CapitalSouth is being provided under this Item 9.01(b).

(d) Exhibits.

Exhibit 2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of CapitalSouth Bank, Birmingham, Alabama, the Federal Deposit Insurance Corporation and IBERIABANK, dated as of August 21, 2009. Incorporated herein by reference to Exhibit 2.1 of Current Report on Form 8-K filed August 27, 2009.

Exhibit 23.1	Consent of Ernst & Young LLP

Exhibit 99.1	Press Release announcing the Acquisition issued by IBERIABANK Corporation dated August 21, 2009. Incorporated herein by reference to Exhibit 99.1 of Current Report on Form 8-K filed August 27, 2009.

Exhibit 99.2	Statement of Assets Acquired and Liabilities Assumed at August 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IBERIABANK CORPORATION

Date: February 25, 2010	By:	/S/ DARYL G. BYRD
Daryl G. Byrd
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number

2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of CapitalSouth Bank, Birmingham, Alabama, the Federal Deposit Insurance Corporation and IBERIABANK, dated as of August 21, 2009. Incorporated herein by reference to Exhibit 2.1 of Current Report on Form 8-K filed August 27, 2009.

23.1	Consent of Ernst & Young LLP

99.1	Press Release announcing the Acquisition issued by IBERIABANK Corporation dated August 21, 2009. Incorporated herein by reference to Exhibit 99.1 of Current Report on Form 8-K filed August 27, 2009.

99.2	Statement of Assets Acquired and Liabilities Assumed at August 21, 2009